EXHIBIT 21.1
SUBSIDIARIES OF ESTABLISHMENT LABS HOLDINGS INC.

Name of Subsidiary	Jurisdiction of Organization
Establishment Labs, S.A.	Costa Rica
Motiva USA, LLC	Delaware
JAMM Technologies, Inc.	Delaware
Establishment Labs Produtos par Saude Ltda **	Brazil
European Distribution Center Motiva BV *	Belgium
Motiva Implants France SAS	France
Motiva Nordica AB **	Sweden
Motiva Implants UK Limited	The United Kingdom
Motiva Italy S.R.L	Italy
Motiva Implants Spain, S.L.	Spain
Motiva Austria GmbH	Austria
Motiva Germany GmbH	Germany
Motiva Argentina S.R.L.***	Argentina
Motiva Benelux BV **	Belgium
Motiva NL BV **	Netherlands

* Establishment Labs Holdings Inc. and Establishment Labs, S.A. own 99% and 1%, respectively, of European Distribution Center Motiva BV
** European Distribution Center Motiva BV owns 100% of the referenced entity.
*** Establishment Labs Holdings Inc. and Establishment Labs, S.A. own 99.77% and 0.23%, respectively, of Motiva Argentina S.R.L.